Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151437 on Form S-8 of our reports dated February 27, 2012, relating to the consolidated financial statements of LPL Investment Holdings Inc. and subsidiaries, and the effectiveness of LPL Investment Holdings Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of LPL Investment Holdings Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Costa Mesa, California
February 27, 2012